Exhibit 10.20

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                       MECHANICAL TECHNOLOGY INCORPORATED
                            (A New York Corporation)

                                      AND

                              NOONAN MACHINE COMPANY
                            (an Illinois Corporation)


  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into between Noonan Machine Company, an Illinois corporation (the "Purchaser"),and Mechanical Technology Incorporated, a New York corporation ("Seller"). This Agreement is entered into as of this 22nd day of September, 1997. The Bill of Sale, the Assignment and Assumption of Contracts, the Assignment of Intellectual Property Rights, the $400,000 Promissory Note, the $250,000 Promissory Note and the Security Agreement, are all dated as of the 30th day of September, 1997 (the "Transactional Documents").


  In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, Purchaser and Seller hereby agree as follows:


1.  Sale of Assets.


   1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller hereby assigns, transfers, and delivers to the Purchaser all of the assets and properties of the Business, owned, leased or held by Seller (other than the excluded assets as set forth on Schedule 1.1 hereof ("Excluded Assets")), as the same shall exist on the Closing Date, including all assets and property shown on the Contributed Balance Sheet (and not disposed of in the ordinary course of business) and all assets and property thereafter acquired by Seller in respect of or necessary for the conduct of the Business immediately prior to the Closing Date (collectively, the "Assets"), free and clear of all Liens, except Permitted Liens.


   1.2 Purchase of Assets. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees to pay Seller, in exchange for the Assets, a total purchase price of three million two hundred and fifty thousand dollars ($3,250,000.00), unless the Net Tangible Assets of the L.A.B. Division of Seller is less than $650,000, in which case the purchase price shall be reduced by the amount by which $650,000 exceeds the Net Tangible Assets (the "Purchase Price"). Such Purchase Price shall be payable as follows: a) three hundred and fifty thousand dollars ($350,000) shall be payable by wire transfer into an escrow account with the law firm of Whiteman, Osterman & Hanna, pursuant to the terms of the Escrow Agreement, between the parties and Whiteman, Osterman & Hanna, attached hereto as exhibit A; b) two million two hundred and fifty thousand dollars ($2,250,000.00) shall be payable in cash, by wire transfer or by certified check, in full, at the Closing, unless the Purchase Price is adjusted as set forth above, in which case the cash portion of the Purchase Price shall be reduced as needed; b) four hundred thousand dollars shall be payable pursuant to a promissory note, payable in equal monthly installments of principal and interest over a period of five years commencing as of the Closing Date, at ten percent (10%) simple interest per annum, with no penalty for pre-payment, which note shall be secured by a blanket lien on all of the assets of Purchaser, subordinate to the lien of Old Kent Bank securing the one million, eight hundred and fifty thousand dollar ($1,850,000) indebtedness of Purchaser to Old Kent Bank; and c) two hundred fifty thousand dollars ($250,000) shall be payable pursuant to a promissory note, payable in one balloon payment of principal and interest at the end of one year, the principal amount of this note shall be reduced if (i) all of the furniture, fixtures and equipment of the Business are offered for sale and sold in a private sale to a purchaser other than Purchaser, Subsidiary or any subsidiary or affiliate of Purchaser, or at public auction (the "Sale"), and (ii) the proceeds of such Sale does not exceed five hundred thousand dollars ($500,000), in which case the principal amount due on the note shall be reduced by the product of .5 multiplied by (five hundred thousand dollars ($500,000) minus the proceeds of such Sale) (the "Net Principal"); such note shall bear interest on the lesser of $250,000 or the Net Principal (if applicable), at ten percent (10%) simple interest per annum, commencing as of the Closing Date, with no penalty for pre-payment, such note shall also be secured by a blanket lien on all of the assets of Purchaser, subordinate to the lien of Old Kent Bank securing the one million, eight hundred and fifty thousand dollar ($1,850,000) indebtedness of Purchaser to Old Kent Bank.


   1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, the Purchaser assumes and agrees to pay, discharge, or fulfill any and all liabilities and obligations of Seller (including but not limited to contingent liabilities) concerning the Business, other than Excluded Liabilities (the "Assumed Liabilities").


   1.4 Excluded Liabilities. The Purchaser shall not assume any liabilities, obligations or commitments of Seller a) concerning products liability for any product Completed prior to the Closing Date; or b) other than as set forth in section 1.7 of this Agreement, any liability of Seller for any employee-related actions, claims, suits or proceedings (the "Excluded Liabilities").





























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   1.5  Duty to Defend.  The Purchaser shall pay all defense costs with respect to any actions, claims, suits or proceedings by any and all LAB employees against Purchaser accruing as of or after the Closing Date or related to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Purchaser retains the right, in its sole and absolute discretion, to retain its own counsel with respect to any such matters. Purchaser's defense of Seller shall not be construed as an indemnification or hold harmless of Seller with respect to any underlying liability.


   1.6 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Purchaser or Seller thereunder and any transfer or assignment to the Purchaser or Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement which requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement.

   1.7 LAB Employees. Seller agrees to use its best efforts to retain all of the current employees of the Business until the Closing Date. Purchaser shall hire all of the current employees of the Business as of the Closing Date for a period of not less than thirty (30) calendar days after the Closing Date. All such employees are currently, and shall be hired by Purchaser, as employees at will. Purchaser shall make available to such employees benefits that approximate those provided to existing employees of Purchaser, however, Purchaser shall not assume any liability for continuation of any employee benefit plan instituted or carried out by Seller (other than payment of accrued vacation and as set forth in Section 1.5 hereof). Purchaser shall not, for a period of one calendar year, commencing as of the Closing Date, hire any employee of the Business terminated by Seller during the period August 29, 1997 through ten days after the Closing Date.


   1.8 Guarantee of Aged Accounts Receivable. Seller shall, as of the Closing Date, guarantee the payment of all accounts receivable that are ninety (90) days past due as of the Closing Date (as set forth on schedule 1.8 to this Agreement) ("Guaranteed Accounts"), provided however, that Purchaser shall have no right to enforce this guarantee until Purchaser has used its best efforts, in accordance with Purchaser's ordinary collections practices, to collect upon all such Guaranteed Accounts, and such Guaranteed Account is at least one hundred and twenty (120) days past due. Upon payment of the guarantee as contemplated by this section, Purchaser agrees to a) permit Seller to collect upon any uncollected Guaranteed Accounts, b) to subrogate any and all rights Purchaser may have with respect to any such Guaranteed Accounts, to the rights of Seller, and c) to pay over to Seller any payment received on such Guaranteed Accounts within ten days of the receipt of such payment.

2.  Events Occurring on the Closing Date


   2.1 Closing. The Initial Payment and Transactional Documents shall be delivered into escrow pursuant to the terms of the Escrow Agreement, as of the date hereof, to be held and ultimately released in accordance with the terms of the Escrow Agreement. The remaining Purchase Price shall be paid as of September 30, 1997 (the "Closing Date"). The closing shall take place in Skaneateles, New York, or at such other location as the parties shall mutually agree.


   2.2 Deliveries by Seller. As of the Closing Date, Seller shall deliver to the Purchaser the following:


    (a) The Bill of Sale, the Assignment and Assumption of Contracts, the Assignment and Assumption of Lease, and the Assignment of Intellectual Property Rights (the "Conveyance Instruments");


    (b) A copy of the resolutions of Seller's directors, certified by its Secretary or other authorized party, authorizing or ratifying the execution and delivery of this Agreement, the Conveyance Instruments, and the other Transactional Documents, and the consummation of the transactions contemplated hereby and thereby;


    (c) A certificate from the Secretary of State of New York as to Seller's good standing in such state certified as of a date within thirty (30) days of the Closing Date;

    (d) A Financial Statement, certified as accurate by the Chief Financial Officer of Seller, confirming the amount of Net Tangible Assets of the L.A.B. division of Seller;


    (e) An opinion, from Seller's counsel, in form and substance satisfactory to Purchaser and Purchaser's counsel;


    (f) All other previously undelivered items required to be delivered by Seller at or prior to the Closing Date pursuant to the terms of this Agreement, the Conveyance Instruments or the Transactional Documents.


   2.3  Deliveries by the Purchaser.


    (a) Cash, wire transfer or certified check payable (or any combination thereof) to the Seller for $2,600,000.00 (or such amount as adjusted pursuant to Section 1.2 hereof);


    (b) Duly executed copies of the $400,000 Promissory Note, the $250,000 Promissory Note and the Security Agreement (the "Notes");


    (c) Duly executed copies of every other Transactional Document to which the Purchaser is a party;


    (d) A copy of the resolutions of Purchaser's directors, certified by its Secretary or other authorized party, authorizing or ratifying the execution and delivery of this Agreement, the Notes, and the other Transactional Documents, and the consummation of the transactions contemplated hereby and thereby;


    (e) A certificate from the Secretary of State of Illinois as to Purchaser's good standing in such state certified as of a date within thirty (30) days of the Closing Date;


    (f) A certificate from the Secretary of State of Illinois as to L.A.B. Equipment Inc.'s good standing in such state certified as of a date within thirty (30) days of the Closing date;


    (g) An opinion, from Purchaser's counsel,in form and substance satisfactory to Seller and Seller's counsel;


    (h) All other previously undelivered items required to be delivered by Purchaser at or prior to the Closing Date pursuant to the terms of this Agreement, the Notes or the Transactional Documents.


3.  Representations and Warranties.


   3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:


    (a) Authorization, etc. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Conveyance Instruments and Transactional Documents to which it is a party and to fully perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement, the Conveyance Instruments and the Transactional Documents and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action. This Agreement, together with all other obligations of Seller hereunder, constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms.


    (b) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to carry on the Business in the places where such Business is conducted.


    (c) No Conflicts. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, do not conflict with or result in a violation of or a default under (i) any Applicable Law applicable to the Business or any of the Assets, (ii) the certificate of incorporation and bylaws of Seller or (iii) except as set forth in Schedule 3.1(c) any Contract or other contract, agreement or other instrument to which Seller is a party and by which Seller or any properties or assets of the Business are bound. Except as specified in Schedule 3.1(c), no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement, the Conveyance Instruments or the Transactional Documents or the consummation of the transactions contemplated thereby.

    (d) Financial Statements. Seller has delivered to Purchaser a pro forma balance sheet for the Business as of August 31, 1997 (the "Preliminary Contributed Balance Sheet"), a copy of which is attached as Schedule 3.1(d), which fairly represents the financial condition of the Business as of the date thereof. Within twenty (20) business days after the Closing Date, Seller will deliver to Purchaser a balance sheet for the Business as of the Closing Date (the "Contributed Balance Sheet"); (the Preliminary Contributed Balance Sheet and the Contributed Balance Sheet are the "Financial Statements").


    (e) Taxes. Seller has duly and timely filed all tax returns affecting the Business with respect to taxes required to be filed on or before the Closing Date. Except for taxes set forth on Schedule 3.1(e), which are being contested in good faith and by appropriate proceedings, all taxes have been duly and timely paid. All taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business have been withheld, and such withheld taxes have been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.


    (f) Absence of Changes. Since August 22, 1997, Seller has conducted the Business only in the ordinary course consistent with prior practice and no material adverse change (other than the announcement of this Transaction, and any adverse consequences related directly thereto, including but not limited to the potential walk out of all or some of the employees of the Business) has occurred in the Business since August 22, 1997.

    (g) Contracts. Attached hereto as Schedule 3.1(h) is a true and complete schedule of the material contracts of the Business as of the date hereof. Each contract is in full force and effect and Seller is in compliance with the terms thereof.


    (h) Leases. Attached hereto as Schedule 3.1(i) is a true and complete schedule of the leases of the Business as of the Date hereof. Each lease is in full force and effect and Seller is in compliance with the terms thereof.


    (i) Litigation. To the best of Seller's knowledge, after due inquiry, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, including, but not limited to products liability, civil, criminal, regulatory or otherwise, in law or in equity pending or threatened against Seller relating to the Assets, the Business or the transactions contemplated by this Agreement.


    (j) Insurance. Schedule 3.1(h) contains a complete and correct list of all insurance policies maintained by Seller for the benefit of the Assets or the Business. Such policies are in full force and effect, and all premiums due thereon have been paid. Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the Business. Seller agrees to maintain products liability coverage with respect to the products of the Business Completed as of the Closing Date for a period of five (5) years.

    (k) No Material Omissions or Misstatements. To the best of Seller's knowledge, after due inquiry, there are no material misstatements or omissions of material fact in connection with the Letter of Intent executed by Seller and Purchaser, this Agreement or any of the transactions contemplated hereby or thereby.


    (l) Employees. Seller is an employer at will and has no employment contracts with any employee of the Business. Seller is a non-union shop and has no union contracts or agreement. There have been no material changes in the compensation of the employees of the Business since August 29, 1997.


    (m) Bring Down. All of the representations and warranties of Seller are made as of the date of this Agreement, and as of the Closing Date.


   3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:


    (a) Authorization, etc. Purchaser has the corporate power and authority to execute and deliver this Agreement and each of the Notes and Transactional Documents to which it is a party and to fully perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by Purchaser of this Agreement, the Notes and the Transactional Documents and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action. This Agreement, together with all other obligations of Purchaser hereunder, constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.


    (b) Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with full corporate power and authority to carry on its business in the places where such business is presently conducted.


    (c) No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not conflict with or result in a violation of or a default under (i) any Applicable Law applicable to the Purchaser or any of its assets, (ii) the certificate of incorporation and bylaws of Purchaser or (iii) except as set forth in Schedule 3.2(c) any Contract or other contract, agreement or other instrument to which Purchaser is a party and by which Purchaser or any properties or assets are bound. Except as specified in Schedule 3.2(c), no Governmental Approval or other Consent is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement, the Notes or the Transactional Documents or the consummation of the transactions contemplated thereby.


    (d) Financial Statements. Purchaser has delivered to Seller a compiled financial statement for each of the past three fiscal years and unaudited interim financial statements for the last two quarters (the "Purchaser's Financial Statements"), which fairly represent the financial condition of its business as of the dates thereof. For so long as any of the Notes remain outstanding, within ninety (90) business days after the close of Purchaser's fiscal year, and within fifteen (15) days of the close of Purchaser's fiscal quarter, Purchaser shall deliver an audited (if available) balance sheet, statement of profit and loss and income statement to Seller. The accuracy of such financial statements shall be certified by the chief financial officer or president of Purchaser.


    (e) Taxes. Purchaser has duly and timely filed all tax returns affecting its business with respect to taxes required to be filed on or before the Closing Date. Except for taxes set forth on Schedule 3.2(e), which are being contested in good faith and by appropriate proceedings, all taxes have been duly and timely paid. All taxes required to be withheld by or on behalf of Purchaser in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to its business have been withheld, and such withheld taxes have been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.


    (f) Absence of Changes. Since June 30, 1997, Purchaser has conducted its business only in the ordinary course consistent with prior practice and no material adverse change has occurred in Purchaser's business since June 30,1997.


    (g) Litigation. To the best of Purchaser's knowledge, after due inquiry, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity pending or threatened against Purchaser, its assets or business or the transactions contemplated by this Agreement.

    (h) Insurance. Purchaser has in full force and effect any and all policies of insurance as are necessary or customary for its business. The insurance coverage provided by such policies is adequate and customary for its business.


    (i) No Material Omissions or Misstatements. To the best of Purchaser's knowledge, after due inquiry, there are no material misstatements or omissions of material fact in connection with the Letter of Intent executed by Seller and Purchaser, this Agreement or any of the transactions contemplated hereby or thereby.


    (j) Bring Down. All of the representations and warranties of Purchaser are made as of the date of this Agreement, and as of the Closing Date.


4.  Indemnification.


   4.1 By Seller. Seller agrees to indemnify against all losses, actions, suits, claims or proceedings (including attorneys fees) that may be incurred by the Purchaser arising out of any breach by Seller or any of Seller's representations warranties, covenants or agreements made in this Agreement, the Schedules attached hereto or any document or instrument delivered in connection with the transactions contemplated hereby. Seller also agrees to indemnify Purchaser against all losses, actions, suits, claims or proceedings (including attorneys fees) that may be incurred by the Purchaser arising out of a products liability claim for any products Completed prior to the Closing Date.

   4.2 By Purchaser. Purchaser agrees to indemnify against all losses, actions, suits, claims or proceedings (including attorneys fees) that may be incurred by the Seller arising out of any breach by Purchaser or any of Purchaser's representations warranties, covenants or agreements made in this Agreement, the Schedules attached hereto or any document or instrument delivered in connection with the transactions contemplated hereby. Purchaser also agrees to indemnify Seller against all losses, actions, suits, claims or proceedings (including attorneys fees) that may be incurred by the Seller arising out of a products liability claim for any products Completed after the Closing Date.


   4.3 Notice and Defense of Claims. A party claiming indemnification under this Section 4 (the "Asserting Party") must promptly notify in writing the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Asserting Party, or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume the defense of the Third Party claim at its own expense with counsel selected by the Defending Party. The Defending Party may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the obligation to employ its own counsel, at its own cost. If the Defending Party assumes the defense of the Third Party Claim, the Defending Party shall be liable for any fees and expenses of counsel for the Defending party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence). If the Defending Party shall have the right to assume the defense of and settle the Third Party Claim (at the Defending Party's expense), unless the Defending Party shall notify the Asserting Party in writing within five (5) days after receipt of such notice of intention to settle the Defending Party's election to assume (at its expense) the defense of the Third Party Claim and promptly thereafter takes appropriate action to implement such defense. The Asserting Party and the Defending shall use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 4.


   4.4 Remedies. Except as otherwise provided herein, none of the remedies provided in this Agreement for either party, including specific performance, are the exclusive remedy of either party for a breach of this Agreement. Except as otherwise provided herein, the parties shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.


5.  Brokers.


   5.1  For Seller.  Seller represents and warrants that except as set forth on
Schedule 5.1 hereof, it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold harmless the Purchaser against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Seller.

   5.2 For the Purchaser. The Purchaser represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Purchaser agrees to indemnify and hold harmless Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Purchaser.


6.  Definition of Certain Terms.


   The terms defined in this Section 6, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section are to a Section or Schedule of or to this Agreement, unless otherwise indicated.


   "Agreement" means this Asset Purchase Agreement, including the Schedules hereto.


   "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.


   "Assets" is defined in Section 1.1.


   "Assumed Liabilities" is defined in Section 1.3.

   "Business" shall mean the L.A.B. Division of Mechanical Technology
     Incorporated.


   "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close.


   "Code" means the Internal Revenue Code of 1986, as amended.


   "Completed" means the earlier of a) the date on which all work called for in a contract has been completed, b) the date on which all of the work to be done at the site has been completed if a contract calls for work at more than one site, or c) the date on which the part of work done at a job site has been put to its intended use by any person or organization other than another contractor or subcontractor working on the same project. A product shall not be considered completed if it is not covered by Seller's Products -Completed Operations Hazard Insurance.


   "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.


   "Closing Date" is defined in Section 2.1.


   "$ or dollars" means lawful money in the United States.

   "Excluded Assets" is defined in Section 1.1.


   "Excluded Liabilities" is defined in Section 1.4.


   "Governmental Approval" means any Consent of, with, from or to any Governmental Authority.


   "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.


   "IRS" means the Internal Revenue Service.


   "Knowledge" means actual knowledge after due inquiry and investigation.


   "Lien" means any mortgage, pledge, hypothecation, security interest, encumbrance, lease, sublease, license or easement.


   "Net Tangible Assets" means accounts receivable plus inventory (including work-in-process and raw materials) less assumed liabilities.

   "Permitted Liens" means Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP.


   "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.


7.   Miscellaneous.


   7.1 Expenses. Except as otherwise expressly provided herein, the Purchaser and Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.


   7.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.


   7.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery:

               (i)  if to the Purchaser to:

               William R. Noonan
               President
               Noonan Machine Co.
               1091 E. Green Street
               Franklin Park, Illinois 60131

                    with a copy to:

               Steven P. Bloomberg, Esq.
               Moss & Bloomberg, Ltd.
               305 West Briarcliff Road
               P.O. Box 1158
               Bolingbrook, Illinois 60440-0858

                    and:

               DeGraff, Foy, Holt-Harris & Kunz. LLP
               Ninety State Street
               Albany, New York 12207
               Attn:  Terrence J. Devine, Esq.

               (ii) if to Seller:

               Marty Mastroianni
               President
               Mechanical Technology Incorporated
               968 Albany-Shaker Road
               Latham, New York  12110

                    with a copy to:

               Catherine S. Hill, Esq.
               Whiteman, Osterman & Hanna
               1 Commerce Plaza
               Albany, New York 12201
or, in each case, at such other address as may be specified in writing to the other parties hereto.


    Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being deposited with the U.S. Post Office, if sent by registered or certified mail, or (c) on the next business day, if sent by Federal Express or similar overnight courier.


   7.4 Entire Agreement. This Agreement including the Schedules and the Other Agreements (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.


   7.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.


   7.6 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof. The Purchaser and the Seller hereby irrevocably submit to the jurisdiction of the courts of the state of New York and the Federal courts of the United States of America located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York or Federal court. The Purchaser and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.


   7.7 Binding Effect. This Agreement shall be binding upon an inure to the benefit of the parties hereto and their respect heirs, successors and permitted assigns.


   7.8 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.


   7.9 Assignment. This Agreement is non-assignable and non-transferrable. Notwithstanding the foregoing, Purchaser may assign this Agreement and the Transactional Documents to an Illinois corporation that is a wholly owned subsidiary of Purchaser ("Subsidiary"), upon the prior written consent of Seller, which consent will be granted if a) Subsidiary is sufficiently capitalized to carry on the operations of the Business; b) Seller remains fully liable for all representations, warranties and indemnifications, as set forth in sections 3.2, 4 and 5 of this Agreement; c) Purchaser agrees to guarantee the obligations of Subsidiary (subordinate to the lien of Old Kent Bank as set forth herein) pursuant to the $400,000 and $250,000 Promissory Note;
d) Purchaser agrees that a blanket lien on all of its assets and all assets of Subsidiary will remain as security for the $400,000 Promissory Note and the $250,000 Promissory Note; e) Purchaser will take all action necessary or desirable to perfect Seller's lien on assets of Purchaser and Subsidiary; and
f) Subsidiary agrees to reaffirm all representations and warranties set forth in this Agreement with respect to itself as of the date of the assignment.


   7.10 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights or remedies that any party may otherwise have at law or in equity.

   IN WITNESS WHEREOF, the parties have executed the foregoing documents as of the date and year first above written.


                         MECHANICAL TECHNOLOGY INCORPORATED
                         (a New York corporation)


                         By:  \s\ Steve Wilson
                              -----------------------------------
                              Steve Wilson
                              Chief Financial Officer


                         NOONAN MACHINE COMPANY
                         (an Illinois corporation)


                         By:  \s\ William R. Noonan
                              ___________________________________
                              William R. Noonan
                              President

                                  SCHEDULE 1.1


                          SCHEDULE OF EXCLUDED ASSETS


1. Option Agreement entered into between Finger Lakes Realty and Mechanical Technology Incorporated dated July 1, 1985 and amended thereafter by letter agreements dated November 16, 1989 and June 30, 1995. Please find attached hereto as exhibit A a photocopy of the original Lease Agreement which contains the abovementioned Option Agreement and the amendments thereto.

2. Any accrued or accruing bonuses due to all employees of the L.A.B. division, whether previously or presently employed.

3. All funds contained in the "Petty Cash Fund" of the L.A.B. division as of September 30, 1997.

                                   SCHEDULE 1.8

See Attached Schedule of Accounts Receivable 90 Days Past Due as of 9/26/97.

	SCHEDULE OF ACCOUNTS RECEIVABLE 90 DAYS PAST DUE AS OF 9/26/97

L.A.B. Division
Accounts Receivable Balance
September 30, 1997
Customer Customer                Invoice     Project  Invoice  Invoice     Current     Over       Over       Over       Over
Number   Name                    Date        Number   Number   Amount                 30 Days    60 Days    90 Days    120 Days

10562    Abbott Care Systems     09/25/97    #34898   567-00457    $625.00    $625.00
10574    Aircraft Braking Systems09/02/97    #34883   567-00424     120.00     120.00
10747    Flightline Electronics  09/04/97    #34879   567-00430     734.20     734.20
10747    Flightline Electronics  09/30/97    #34908   567-00463     174.02     174.02
10838    Johnson & Johnson       09/24/97    #34904   567-00454      94.14      94.14
11040    Systemes Industries     06/10/97    #11576   567-00325  12,409.00                                   $12,409.00
11040    Systemes Industries     06/12/97    #24963   567-00329  18,620.00                                    18,620.00
11040    Systemes Industries     06/27/97    #24970   567-00347   6,988.00                                     6,988.00
11040    Systemes Industries     09/10/97    #34893   567-00438      40.00      40.00
11101    Vibration Maint Service 07/15/97    #34849   567-00375     618.00                           $618.00
11101    Vibration Maint Service 08/05/97    #34865   567-00398   1,030.00             $1,030.00
11329    Latin American Paper    09/29/97    #34895   567-00461   4,265.00   4,265.00
11330    Neltronics Ltd          09/09/97    #34892   567-00436      60.00      60.00
11333    Medtronics              09/04/97    #34887   567-00431     388.00     388.00
11353    Miller-Holzwarth        08/28/97    #34873   567-00423   2,377.26              2,377.26
11375    Trio Tech International 06/30/97    #34819   567-00353   2,650.00                                     2,650.00
11375    Trio Tech International 07/07/97    #34840   567-00366     450.00                            450.00
11375    Trio Tech International 08/19/97    #34872   567-00413     860.00                860.00
11435    Clemson University      09/10/97    #34894   567-00439      64.00      64.00
11496    Data General Corp.      09/19/97    #33713   567-00448   3,767.87   3,767.87
11637    Monsanto Company        08/26/97    #34877   567-00419      49.99                 49.99
11767    Frigidaire              09/09/97    #34889   567-00435      75.08      75.08
11947    Jefferson Smurfit       08/19/97    #31214   567-00410  29,800.00             29,800.00
11959    Spartan Bookstore       08/29/97    #34884   567-00427     331.50                331.50
11970    Mitsubishi Electronics  09/25/97    #29056   567-00441  74,110.00  74,110.00
11998    Kruger, Inc.            08/27/97    #33711   567-00426   2,143.63              2,143.63
12040    Commun Instrumentation  09/03/97    #34882   567-00429     550.00     550.00
12140    Acousticom              08/05/97    #33707   567-00402   1,387.24              1,387.24
12174    Rosemount Analytical    08/27/97    #34876   567-00422     755.00                755.00
12227    O'Sullivan Industries   09/19/97    #27143   567-00449  23,950.00  23,950.00
12309    United Defense          09/09/97    #27142   567-00433  13,900.00  13,900.00
12363    Power Conversions       09/19/97    #34845   567-00450     680.00     680.00
12395    ALHU International      08/20/97    #31217   567-00414  18,696.60             18,696.60
12478    Hewlett Packard         09/24/97    #34902   567-00453     134.00     134.00
12483    AgrEvo USA              08/06/97    #33708   567-00403   1,770.00              1,770.00
12483    AgrEvo USA              08/12/97    #34874   567-00404      62.65                 62.65
12498    Funai Corporation       08/28/97    #29053   567-00420  18,625.00             18,625.00
12630    Spectral Technology     09/22/97    #34886   567-00451     900.00     900.00
12696    Nestle Frozen Foods     09/11/97    #34890   567-00442      61.75      61.75
12746    Allied Signal           09/30/97    #34907   567-00462     800.75     800.75
12789    Pepsi                   09/19/97    #34899   567-00447     260.00     260.00
12792    Georgia Pacific         09/30/97    #39592   567-00464   1,962.50   1,962.50
12809    Revcor                  09/11/97    #34888   567-00443     366.75     366.75
12820    AMP, Inc.               09/03/97    #34867   567-00428   2,723.02   2,723.02
12866    Mitchel-Lincoln         08/27/97    #33712   567-00425     900.00                900.00
12885    Delphi Thermal          08/14/97    #33710   567-00408   1,169.70              1,169.70
12901    Lenexa Products         09/24/97    #34901   567-00446     420.00     420.00
13028    Zotos Corporation       02/26/97    #24954   567-00213   6,980.00                                              $6,980.00
13028    Zotos Corporation       02/26/97    #29016   567-00214   5,075.00                                               5,075.00
13037    Brockway Standard       06/02/97    #24966   567-00314  11,835.00                         11,835.00
13037    Brockway Standard       07/03/97    #24966   567-00365      67.61                             67.61
13055    Tira GMBH               07/03/97    #29046   567-00360   4,735.15                          4,735.15
13077    Laboratori General      03/11/97    #29021   567-00192   5,829.00                                               5,829.00
13086    Philips Electronics     09/15/97    #29054   567-00444  28,000.00  28,000.00
13100    Proxitron AB            04/01/97    #29022   567-00195   1,149.10                                               1,149.10
13100    Proxitron AB            06/17/97    #34834   567-00332     750.00                                       750.00
13142    Lease Advisors          06/06/97    #29033   567-00318   2,600.79                                     2,600.79
13142    Lease Advisors          08/19/97    #20951   567-00411  17,484.56             17,484.56
13155    Orsam Sylvania          09/23/97    #34903   567-00452      77.23      77.23
13161    Greb International      07/25/97    #39588   567-00386   2,000.00                          2,000.00
13167    GEC Marconi             07/30/97    #34868   567-00394     169.00                            169.00
13182    Nestle R&D              09/05/97    #29059   567-00432  28,475.00  28,475.00
13182    Nestle R&D              09/22/97    #24974   567-00460  12,590.00  12,590.00
13182    Nestle R&D              09/30/97    #29059   567-00466     483.58     483.58
13182    Nestle R&D              09/30/97    #24974   567-00468     130.63     130.63
13183    PSI, Inc.               09/12/97    #24972   567-00434  12,325.00  12,325.00
13184    Qualcomm                09/10/97    #29062   567-00437   5,683.81   5,683.81
13184    Qualcomm                09/30/97    #29062   567-00467     158.55     158.55
13189    Northrop Grumman        09/15/97    #34897   567-00445     120.00     120.00
13195    Air Packaging Tech      09/26/97    #29060   567-00458  10,225.00  10,225.00
13195    Air Packaging Tech      09/26/97    #24975   567-00459  18,435.00  18,435.00
13200    Beijing Packaging       09/30/97    #33709   567-00465  14,536.14  14,536.14
                                                                ---------- ---------- ---------- ---------- ---------- ----------
Balance @ September 30, 1997                                   $442,907.37$262,466.02 $97,443.13  $8,039.76 $55,852.79 $19,105.67
                                                                ========== ========== ========== ========== ========== ==========

                                 SCHEDULE 3.1(c)


          SCHEDULE OF SELLER'S CONTRACTS, AGREEMENTS OR INSTRUMENTS
        WHICH CONFLICT WITH THE ASSET PURCHASE AGREEMENT; SCHEDULE OF
         GOVERNMENTAL APPROVALS OR OTHER CONSENTS REQUIRED TO BE MADE
        BY SELLER IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THE
                            ASSET PURCHASE AGREEMENT


Conflicting contracts, agreements or instruments

1. Lease Agreement dated July 1, 1985 and all amendments thereto (attached as exhibit "A").

2. Master Lease agreement (attached as exhibit "B") between MTI and Tokai Financial Services, Inc. dated May 22, 1995, for one telephone system.

3. Lease Agreement between Pitney Bowes Credit Corporation and MTI for one postage meter and one mail machine (attached as exhibit "C").

                                 SCHEDULE 3.1(d)


                    PRELIMINARY CONTRIBUTED BALANCE SHEET

                                   EXHIBIT B


                                L.A.B. Division
                    Contributed Balance Sheet (estimate)*
                              September 30, 1997

                            (dollars in thousands)

                                    ASSETS
                  August 1997         Adjustments          Contributed
                                                            (estimate)
                 ----------------------------------------------------------
Cash                       2                  (2)                   0
Accounts
Receivable-Net           537                  11                  548

Inventory                433                   0                  433

PrePaid Expenses           1                   7                    8
                 ----------------------------------------------------------
Total Current
Assets                   973                  16                  989

Goodwill &
Intangibles               41                 (41)                   0

Other Assets               0                   0                    0

Property, Plant &
Equipment-Begin
Year                   1,025                   0                1,025

Current Year
Disposals                  9                   0                    9

Current Year
Capital
Expenditures              60                   0                   60

Accumulated
Depreciation             984                   0                  984
                  ---------------------------------------------------------
Net Property,Plant
& Equipment               92                   0                   92
                  ---------------------------------------------------------
Total Assets           1,106                 (25)               1,081
                  =========================================================

                             LIABILITIES & EQUITY

Accounts Payable &
Accrued Expenses         278                 (29)                 249

Current Maturities
on Long-Term Debt          0                   0                    0

Income Taxes
Payable                    0                   0                    0
                  ---------------------------------------------------------
Total Current
Liabilities              278                 (29)                 249

Other Liabilities          0                   0                    0

InterCompany
Account-Beginning
of Year               (4,200)              4,200                    0

Current Year
InterCompany
Activity                 (90)                 90                    0

Retained Earnings-
Beginning of Year      4,740              (4,740)                   0

Current Year Net
Profit after Tax         378                (378)                   0

Current Year
Translation
Adjustment                 0                   0                    0

                  ---------------------------------------------------------
Total Liabilities
and Equity             1,106                (857)                 249
                  =========================================================
Total Net Assets
Contributed                                                       832
                                                            ===============

* The Contributed Balance Sheet estimate is based upon the actual August 1997 Balance Sheet. The actual Contributed Balance Sheet will be subject to activity during the month of September 1997.

                                 SCHEDULE 3.1(e)


             SCHEDULE OF TAXES BEING CONTESTED BY SELLER IN GOOD FAITH


None.

                                 SCHEDULE 3.1(h)


             MATERIAL CONTRACTS OF SELLER, INCLUDING INSURANCE POLICIES


1. Lease agreement, between Finger Lakes Realty and Mechanical Technology Incorporated dated July 1, 1985, and all amendments thereto.

2. Master Lease agreement between Mechanical Technology Incorporated and Tokai Financial Services, Inc. dated May 22, 1995, for one telephone system.

3. Lease Agreement between Pitney Bowes Corporation and Mechanical Technology Incorporated for one Postage Meter.

4. Lease Agreement between IKON Capital and Mechanical Technology Incorporated for one copier and sorter.

5. Insurance policies issued by Marshall & Sterling Upsate Inc. maintained by Mechanical Technology Incorporated:

	a.  Directors & Officers Liability
	b.  Excess Directors & Officers Liability
	c.  Property & General Liability
	d.  Air Craft Products Liability
	e.  Workers Compensation
	f.  Commercial Umbrella
	g.  ERISA Bond
	h.  Commercial Crime Policy
	i.  Commercial Auto
	j.  California Tax Bond
	k.  Open Cargo Policy

                                 SCHEDULE 3.1(i)


                         SCHEDULE OF LEASES OF SELLER


                See Schedule 3.1(h)(1) through 3.1(h)(4) above.

                                 SCHEDULE 5.1

        SCHEDULE OF BROKER ARRANGEMENTS AND AGREEMENTS ENTERED INTO
                                  BY SELLER


1. MTI is a party to a broker agreement with First Albany Corp. whereby MTI will pay First Albany $75,000.00 plus expenses for services rendered in the process of finding a suitable purchaser for the L.A.B. division.